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                                                                    EXHIBIT 99.2


[SMARTALK LETTERHEAD]


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE
---------------------


            SmarTalk TeleServices, Inc.:        William Kahn
                                                VP, Corporate Communications
                                                (614) 799-4573

                     Investor Relations:        Tom Ekman
                                                Sitrick & Company
                                                (310) 788-2850

        Fletcher Asset Management, Inc.:        Everett L. Grant
                                                (212) 758-7000


            SMARTALK(SM) RAISES $30 MILLION TO ACCELLERATE CELLULAR
                        EFFORT THROUGH PRIVATE PLACEMENT


        July 17, 1998 (Columbus, Ohio) - SmarTalk(SM) TeleServices, Inc. (Nasdaq: SMTK) today announced the completion of a financing transaction with Fletcher International Limited designed to strengthen the company's capital structure by approximately $30 million. SmarTalk completed a private placement of approximately 1.8 million shares of newly issued common stock at a purchase price of $17.125 per share, for an aggregate of approximately $30 million in gross proceeds. SmarTalk plans to use the proceeds to accelerate its entry into the emerging prepaid wireless marketplace and for general corporate purposes.

        SmarTalk TeleServices, Inc. is a leading provider of prepaid calling cards and prepaid wireless services and currently maintains distribution agreements with the U.S. Postal Service and leading mass merchandisers, consumer electronics retailers, supermarkets, hotels, home office superstores and convenience stores throughout North America and the U.K. The Company also creates promotional phone card programs for advertisers and corporate clients. Visit the SmarTalk website at www.smartalk.com.

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SMARTALK COMPLETES FINANCING TRANSACTION
July 17, 1998

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Note: Certain statements made herein that are not historical in nature are forward-looking statements within the meaning of the Private Litigation Reform Act of 1995, including the intent to accelerate the Company's entry into the emerging prepaid wireless marketplace. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. These risks include, without limitation, risks relating to delays in the Company's plans to enter the prepaid wireless market, its ability to obtain adequate sources of new working capital, its ability to contain growth in selling, general and administrative overhead and other corporate expenditures. Investors who seek more information about the Company's business and relevant risk factors may wish to review the Company's SEC reports, including, without limitation, its Annual Report on Form 10-K for 1997 and its Quarterly Reports on Form 10-Q.


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